UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2012

COLONY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34456	27-0419483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2450 Broadway, 6th Floor Santa Monica, CA	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 282-8820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 20, 2009, Colony Financial, Inc. (the “Company”), together with investment vehicles managed by affiliates of Colony Capital, LLC (together with the Company, the “Lenders”), originated a five-year $206.0 million senior secured term loan facility (as amended as described below, the “WLH Loan”) to William Lyon Homes, Inc. (“WLH”).

In connection with a comprehensive recapitalization plan for WLH, on December 19, 2011, WLH announced that with the support of an overwhelming majority of its stakeholders, it filed a voluntary Chapter 11 case to seek confirmation of a pre-packaged plan of reorganization (the “Plan”). WLH emerged from bankruptcy on February 25, 2012 (the “Effective Date”) with the key restructured terms including: (i) the WLH Loan amendment to increase the principal balance while reducing the interest rate; (ii) WLH’s existing senior noteholders converting their existing notes into new second lien notes of WLH and common equity in William Lyon Homes (the sole shareholder of WLH, the “Parent”); and (iii) WLH receiving new cash proceeds of $85 million. Upon emergence, the Company believes that WLH has improved its overall credit profile, as WLH has reduced its outstanding debt by 37% and its annual interest expense by 45% while extending its overall debt maturities.

In order to support WLH’s operations and ensure adequate liquidity during the pendency of the Chapter 11 case, the Lenders provided a new $30.0 million debtor-in-possession credit facility (the “DIP Loan”) to WLH. The DIP Loan and all associated fees were repaid in full on February 24, 2012, generating a 1.2x equity multiple on $5 million of capital invested during the short period WLH was in bankruptcy.

Pursuant to the terms of the Plan, the WLH Loan has been amended (the “Amended WLH Loan”) into a new $235.0 million senior secured term loan facility (upsized from the current $206.0 million WLH Loan, but without any additional funds advanced by the Lenders), with a 10.25% interest rate (reduced from the current 14.0% interest rate on the WLH Loan), and a term expiring on January 31, 2015. The Amended WLH Loan is prepayable by WLH at any time without penalty, yield maintenance or a “make-whole” payment, however, any early repayment of the upsized $235.0 million outstanding loan amount would be accretive to the Lenders’ original yield-to-maturity on this investment. The Lenders received a restructuring fee of 1.0% on the principal amount of the Amended WLH Loan. WLH’s existing senior noteholders with an outstanding principal balance of approximately $283.0 million converted their existing notes into (x) new $75.0 million second lien subordinated notes of WLH and (y) common equity of the Parent, as previously described in the 8-K dated December 19, 2011.

Forward-Looking Statements

This report may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual events and results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking and may impact the Company’s expectations regarding its financial condition and results of operations: the financial condition and results of operations of WLH; WLH’s continued compliance with the terms of the Amended WLH loan; the value of the Company’s investment in the Amended WLH Loan; the actions of the Lenders in the event of a default under the Amended WLH Loan, or failure to comply with the terms of the Amended WLH Loan, if applicable; the Company’s ability to maintain its qualification as a REIT for U.S. federal income tax purposes; the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940; and market trends in the Company’s industry, interest rates, real estate values, the debt securities markets, the general economy or the homebuilding industry.

All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future actions or performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the events or Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2011, the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 filed with the SEC on May 10, 2011, August 8, 2011 and November 9, 2011, respectively, and the Company’s other reports filed with the SEC from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2012	COLONY FINANCIAL, INC.

	By:	/s/ Ronald M. Sanders
Ronald M. Sanders
Chief Legal Officer